IXI MOBILE REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

Revenues Increase 50% over Second Quarter

Belmont, California, November 13, 2007 - IXI Mobile, Inc. (OTC BB: IXMO) (“IXI” or the “Company”), the maker of the Ogo™ family of devices and services, announced today financial results for the three and nine month periods ended September 30, 2007.

Recent Highlights

•	IXI added approximately 20,000 new Ogo subscribers in Q3
•	Ogo Average Selling Price (ASP) increased to $185 compared to $170 in the second quarter
•	Service ASP increased to $2.1 per user per month compared to $1.8 per user per month in the second quarter
•	Vodafone will begin to offer Ogo2.0 in Germany through Debitel in time for the holidays
•	Debt totaling approximately $20.7 million will be converted to common shares, expected to reduce the IXI’s interest payment by approximately $1.3 million
•	IXI has accepted binding subscriptions for a private placement, with proceeds totaling approximately $5.1 million
•	IXI anticipates continued strong demand as it heads into the holiday season.

GAAP Financials

Revenue for the third quarter was $4.8 million, an increase of 50% over $3.2 million in the second quarter of 2007 and 33% over $3.6 million in the third quarter of 2006. Gross margin in the third quarter was 8% compared to -28.1% in the second quarter of 2007 and -23.3% in the third quarter of 2006.

New Ogo subscriptions in the third quarter were approximately 20,000, bringing total Ogo subscriber base at the end of the third quarter to over 120,000.This total includes a write down of approximately 3,400 subscribers, primarily due to billing systems adjustments between the Company and its service provider and carrier customers.

Operating expenses were $12.8 million, compared to $13.3 million in the second quarter of 2007 and $7.8 million in the third quarter of 2006. Research and Development expenses for the quarter were $4.7 million, which included approximately $2 million of engineering costs related to the development of Ogo2.0 CT-25E and CT-25C (the Company’s CDMA EVDO product) and other enhancements to the Ogo family that the Company expects to introduce in 2008.

Commenting on the results, Amit Haller, president and chief executive officer of IXI Mobile said, “We are extremely pleased with our results for the quarter, which reflect improvements across a number of metrics. Our revenue growth was largely driven by the availability of Ogo2.0 for the entire quarter. It has been well received by both carriers and end-users since its commercial launch in late spring / early summer, and we anticipate continued strong demand as we head into the holiday season.

Operating loss for the quarter was $8.1 million, compared to $10.2 million in the second quarter of 2007 and $4.2 million in the third quarter of 2006.

Net loss for the three months ended September 30, 2007 was $8.5 million, as compared to a net loss of $21.5 million for the three months ended June 30, 2006 and $5.3 million for the three months ended September 30, 2006. The Company’s net loss for the three months ended September 30, 2007 includes $473,000 stock based compensation expenses for employees and consultants and expenses recorded in connection with the issuance of stock and incentive plans to IXI’s management, and $656,000 of financial expenses recorded in connection with the recent merger.

Revenue for the nine months ended September 30, 2007 was $11.1 million, an increase of 23% over $9.0 million in the first nine months of 2006. Operating expenses were $35.1 million, compared to $23.8 million in the comparable period in 2006.

Operating loss for the nine months ended September 30, 2007 was $24.0 million, compared to $14.8 million for the nine months ended September 30, 2006.

Net loss for the nine months ended September 30, 2007 was $36.7 million, as compared to a net loss of $16.0 million for the nine months ended September 30, 2006.

Cash and cash equivalents totaled $18.6 million at September 30, 2007, compared to $9.5 million of cash and cash equivalents at September 30, 2006. Subsequent to the end of the third quarter, the Company raised approximately $5.1 million through a private placement of common stock and warrants. Proceeds from this offering are not reflected in the Company's financial statements for the third quarter of 2007.

Haller continued, “Earlier this week, we announced what is likely our most significant partnership to date, with Vodafone Germany, which has 32 million total subscribers. Vodafone will initially sell Ogo through Debitel, one of Germany’s largest mobile retailers, with devices due in stores in time for the holidays. We believe Vodafone customers in Germany will embrace Ogo and recognize its value as a cost effective, user-friendly mobile messaging and data solution.

“Our commitment to R&D remains on track and has paid significant dividends thus far, enabling us to enter the market with new and exciting mobile data products such as a wide range of OgoClips and the functional yet cost-effective Ogo2.0. The CDMA version of Ogo2.0 will enable us to re-enter the U.S. market. Looking ahead, we have built a strong pipeline of new solutions and enhancements to the Ogo family that we believe will enable us to expand Ogo’s position in the market.”

Haller concluded, “We are extremely pleased with the progress we’ve made to date, adding new customers, increasing our subscriber base and bringing to market new and innovative mobile messaging solutions. We believe that we have the right technology and the right team to effectively expand Ogo’s presence in the market and look forward to the challenges and opportunities that lie ahead.”

About IXI Mobile

Headquartered in Belmont, CA, IXI Mobile, Inc. offers solutions that bring innovative, data-centric mobile devices and services to the mass market. IXI Mobile's Ogo devices are designed to improve the mobile user experience and increase mobile voice and data usage. The company provides a turn-key solution to mobile operators and Internet service providers around the world to launch and support Ogo products. For more information on IXI Mobile, please visit www.ixi.com.

About Ogo

The Ogo family of devices delivers popular applications, including email, instant messaging, SMS, RSS, voice and Web browsing on optimized, easy-to-use handheld devices for a true on-the-go mobile messaging experience. Ogo was launched by mobile operators and Interned service providers around the world. More information on Ogo is available at: www.ogo.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to IXI’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “ seek, ” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “ would,” “should,” “could,” “may” and similar expressions.

For additional information, please contact:
KCSA Worldwide (Investor Relations)
Lee Roth / Marybeth Csaby
212-896-1209 / 1236
lroth@kcsa.com / mcsaby@kcsa.com

IXI MOBILE, INC.
(Formerly ISRAEL TECHNOLOGY ACQUISITION CORPORATION ("ITAC"))
AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	September 30,	December 31,
	2007	2006
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$18,575	$2,729
Restricted cash	180	269
Trade receivables	3,299	3,286
Other receivables and prepaid expenses	1,301	682
Vendor advance payments	6,823	3,947
Inventories, net (Of which $ 9,139 and $ 9,946 delivered to customers but not yet recognized as revenues as of September 30, 2007 and December 31, 2006, respectively)	13,989	13,473

Total current assets	44,167	24,386

LONG-TERM ASSETS:
Severance pay fund	849	596
Long-term prepaid expenses	28	93
Property and equipment, net	574	429
Deferred debt costs	1,778	1,411
Deferred Merger costs	-	876
Other assets, net	-	62

Total long-term assets	3,229	3,467

Total assets	$47,396	$27,853

IXI MOBILE, INC.
(Formerly ISRAEL TECHNOLOGY ACQUISITION CORPORATION ("ITAC"))
AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands, except share and per share data
	September 30,	December 31,
	2007	2006
	Unaudited
LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Current maturities of long-term loans and long-term convertible loan	$7,879	$-
Short-term bank credit	7,992	6,767
Trade payables	4,608	3,159
Employees and payroll accruals	1,326	1,016
Deferred revenues	11,877	13,035
Other payables and accrued expenses	4,814	3,446
Liabilities of discontinued operations	2,497	2,431

Total current liabilities	40,993	29,854

LONG-TERM LIABILITIES:
Long-term loans, net of current maturities	3,000	-
Long-term convertible loan	-	4,160
Other long-term liabilities	201	-
Accrued severance pay	1,005	721

Total long-term liabilities	4,206	4,881

COMMITMENTS AND CONTINGENT LIABILITIES

LONG-TERM CONVERTIBLE LOAN	17,680	15,840

STOCKHOLDERS' DEFICIENCY ***):
Stock capital -
Common stock of $ 0.0001 par value - Authorized: 60,000,000 and 7,570,862 at September 30, 2007 and December 31, 2006, respectively; Issued and outstanding: 15,937,732 and 687,992 shares as of September 30, 2007 and December 31, 2006, respectively	2	*) -
Series A Convertible Preferred stock of $ 0.01 par value - Authorized: 0 and 90,645 shares at September 30, 2007 and December 31, 2006, respectively; Issued and outstanding: 0 and 77,718 shares at September 30, 2007 and December 31, 2006, respectively	-	*) -
Series B Convertible Preferred stock of $ 0.01 par value - Authorized: 0 and 247,952 shares at September 30, 2007 and December 31, 2006, respectively; Issued and outstanding: 0 and 67,861 shares at September 30, 2007 and December 31, 2006, respectively	-	*) -
Series C Convertible Preferred stock of $ 0.01 par value - Authorized: 0 and 479,627 shares at September 30, 2007 and December 31, 2006, respectively; Issued and outstanding: 0 and 222,426 shares at September 30, 2007 and December 31, 2006, respectively	-	*) -
Series D Convertible Preferred stock of $ 0.01 par value - Authorized: 0 and 5,500,463 shares at September 30, 2007 and December 31, 2006, respectively; Issued and outstanding: 0 and 5,104,902 shares at September 30, 2007 and December 31, 2006, respectively	-	*) -
Preferred stock of $0.0001 par value - Authorized: 1,000,000 and 0 shares at September 30, 2007 and at December 31,2006, respectively; Issued and outstanding 0 at September 30,2007 and at December 31, 2006	-	-
Additional paid-in capital **)	112,526	68,715
Notes receivable	-	(110)
Accumulated deficit	(128,011)	(91,327)

Total stockholders' deficiency	(15,483)	(22,722)

Total liabilities and stockholders' deficiency	$47,396	$27,853
*) Represents an amount lower than $ 1.
**) Net of deferred stock compensation.
***) Upon the Merger, the shares of IXI stock were canceled and exchanged into the Company's stock on a ratio of 1:0.15. All share and per share data included in this report has been retroactively adjusted to reflect this exchange.
All series of IXI stock, including IXI Common stock, IXI series A, B, C, D and D-1 convertible Preferred stock have been retroactively presented on an as if converted basis into equivalent ITAC Common and Preferred stock.

IXI MOBILE, INC.
(Formerly ISRAEL TECHNOLOGY ACQUISITION CORPORATION ("ITAC"))
AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands, except share and per share data

	Nine months ended September 30,		Three months ended September 30,
	2007	2006	2007	2006
	Unaudited

Revenues	$11,058	$9,043	$4,764	$3,575

Operating expenses:

Cost of revenues	11,556	10,764	4,383	4,408
Research and development	11,824	4,278	4,687	1,491
Selling and marketing	5,468	6,529	2,122	1,210
General and administrative	6,233	2,229	1,630	667

Total operating expenses	35,081	23,800	12,822	7,776

Operating loss	(24,023)	(14,757)	(8,058)	(4,201)
Financial expenses, net	(12,578)	(1,767)	(368)	(1,059)
Other income	-	13	-	-

Loss from continuing operations	(36,601)	(16,511)	(8,426)	(5,260)
Income (loss) from discontinued operations	(83)	461	(28)	(27)

Net loss	$(36,684)	$(16,050)	$(8,454)	$(5,287)

Basic and diluted net earnings (loss) per share of Common stock:

From continuing operations	$(5.26)	$(27.46)	$(0.53)	$(8.59)
From discontinued operations	(0.01)	0.67	-	(0.04)

Basic and diluted net loss per share	$(5.27)	$(26.79)	$(0.53)	$(8.63)

Weighted average number of shares of Common stock used in computing basic and diluted net earnings (loss) per share of Common stock	7,111,875	683,845	15,937,732	686,192